EXHIBIT 23.1

CONSENT OF REILLY, PENNER & BENTON LLP

We consent to the incorporation by reference in the Registration Statement (No. 333-05799) on Form S-8 of A. O. Smith Retirement Security Plan of our report dated June 13, 2014 with respect to the statements of net assets available for benefits of the A. O. Smith Retirement Security Plan for the years ended December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the A. O. Smith Retirement Security Plan.

/s/ REILLY, PENNER & BENTON LLP

Reilly, Penner & Benton LLP

Milwaukee, Wisconsin

June 13, 2014